                                                 Tax Free Trust
                                               10f-3 Transactions


Fund Name           Underwriting        Purchased From      Amount Purchased      % of Underwriting    Date of Purchase
Municipal Income    City of New York    Bear Stearns        15,000,000            1.8%                 11/11/96
 Fund
Tax Free High       City of New York    Bear Stearns        10,000,000            1.2%                 11/11/96
 Income Fund
Municipal Income    MI State Hospital   Goldman Sachs        2,250,000            3.1%                 11/12/96
 Fund
NY Tax Free         City of New York*   Lehman               2,180,000             .35%                12/19/96
 Income Fund


*Although this security accounted for greater than 3% of the Fund's assets on 12/19/96, the entire position was sold on 12/20/96 resulting in the Fund's compliance with Rule 10f-3.